Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Sponsor and Shareholders

Goldman Sachs Physical Gold ETF (formerly Perth Mint Physical Gold ETF):

We consent to the use of our report dated March 13, 2020, incorporated by reference herein, for Perth Mint Physical Gold ETF, and to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Columbus, Ohio

December 28, 2020